Exhibit 23.3

Consent of Americas Market Intelligence, LLC “AMI”

We hereby consent to (1) the use of and all references to the name of Americas Martket Intelligence, LLC, or AMI, in the prospectus included in the registration statement on Form F-1 of dLocal (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Summary,” “Presentation of Financial and Other Information,” “Industry” and “Business” sections of the Registration Statement; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our date and information cited in the above-mentioned sections of the Registration Statement.

By:	/s/ John Price
Name:	John Price
Title:	Managing Director

18-OCT-2021